Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of April 16, 2019 ("Effective Date"), by and between Determine, Inc. (the "Company"), and John Nolan ("Consultant") (the Company and Consultant will sometimes hereinafter be referred to collectively as the "parties" and singularly as a "party").

Recitals

A.     Consultant had been employed with the Company pursuant to that certain Employment Agreement dated October 7, 2015 (the "Employment Agreement"). Consultant's employment with the Company ended on April 15, 2019 (the "Employment Termination Date").

B.     Consultant possesses valuable confidential information and knowledge regarding the Company's business.

C.     The Company desires to engage Consultant and Consultant desires to be engaged by the Company to render consulting services on an independent contractor basis to assist with an orderly wind down of the Company and certain other consulting services upon the terms and conditions set forth in this Agreement including remaining engaged, in reasonable good faith, through the completion of the Company’s dissolution process.

Agreement

In consideration of the foregoing recitals, the covenants and promises herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.     Consulting Services.

a.     The Company hereby engages Consultant as an independent contractor to provide business consulting services to the Company as well as to provide services as an officer of the Company in the role as President, Treasurer and Secretary, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement. During the Term of this Agreement, Consultant will provide general business consulting services and such executive services serving as President, Treasurer and Secretary as requested by the Company (the "Consulting Services").

b.     Consultant will provide the Consulting Services from any location(s) he chooses.

c.     Other than the obligations and restrictions expressly contained in this Agreement, nothing contained herein shall prohibit Consultant from performing services for other persons or entities during the term of this Agreement.

d.     Consultant agrees to use Consultant's best efforts in providing the Consulting Services under this Agreement.

e.     Consultant shall have sole discretion and responsibility for the selection of procedures, processes, materials, working hours, and other incidents of performance of the Consulting Services under this Agreement. Although the Company may specify the results it desires Consultant to achieve in rendering the Consulting Services and may control Consultant in that regard, the Company shall not have the right or power to exercise the control over Consultant as would indicate or establish that a relationship of employer and employee exists between the Company and Consultant.

f.     Consultant agrees, and will ensure, that Consultant's performance of the Consulting Services under this Agreement will comply with all legal requirements of any kind, including, but not limited to, compliance with all applicable federal, state and/or local laws and regulations.

g.     During the Term of this Agreement, Consultant will not (i) engage in any activity, business or employment that is competitive with the business of the Company or any of its affiliates, (ii) solicit any employees of the Company or any of its affiliates; or (iii) take any action or make any omission that is detrimental to the business of the Company or any of its affiliates.

h.     Consultant represents and warrants to the Company that he has no existing obligation or commitment that conflicts with, or would preclude him from performing his responsibilities under, this Agreement, and he agrees not to enter into any such conflicting obligation or commitment, provided, however, Consultant has disclosed his subsequent employment and duties thereunder.

2.     Term. The term of this Agreement shall commence as of the Effective Date and end on the last day of the three year period after the Company’s dissolution where the Company continues solely for the purpose of suit and winding up affairs under the Delaware General Corporation Law unless earlier terminated in accordance with Section 3 (the "Term").

3.     Termination. This Agreement may be terminated as follows:

a.     This Agreement may be terminated at any time by mutual written agreement of the parties.

b.     The Company shall have the right to terminate this Agreement at any time for Good Reason by providing Consultant with written notice of termination for Good Reason. For purposes of this Agreement, the term "Good Reason" means the occurrence of any one or more of the following events: (i) Consultant's arrest or conviction for (or pleading guilty or no contest to) a felony or of any crime involving moral turpitude; (ii) Consultant's engaging in any illegal conduct (excluding minor infractions, including without limitation minor traffic violations) or willful misconduct in the performance of his consulting duties for the Company; (iii) Consultant's engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company; or (iv) Consultant's material breach of any of his obligations under this Agreement.

c.     Either party shall have the right to terminate this Agreement at any time for any reason by giving written notice to the other party of such termination, specifying in such notice a termination date not less than ninety (90) days after the giving of the notice. In response to a notice of termination, the other party may either accept the proposed termination date or set an earlier termination date than the one proposed by the other party. In either event, Consultant’s obligations to the Company under Section 1 and the Company’s obligations to Consultant under Sections 4 and 5 shall terminate as of the termination date except for any obligation of the Company to pay Consultant for amounts owed for the Term in any termination by the Company under this Section 3(c) other than for Good Reason.

d.     This Agreement shall terminate immediately on the death of Consultant.

4.     Consideration.

During the Term, the Company will compensate Consultant on a monthly basis at a rate of $275 per hour, with a minimum payment of $12,000 per month through April 16, 2020, which minimum amount shall be reduced to $9,000 per month for each month thereafter though April 16, 2021 and further reduced to $6,000 per month for each month thereafter until the end of the three year period after the Company’s dissolution where the Company continues solely for the purpose of suit and winding up affairs under the Delaware General Corporation Law. The Consultant will submit billing statements to the Company indicating the days and hours worked and describing the services rendered. The Company shall submit an initial retainer of $36,000, with such retainer to be replenished by monthly billings such that there is always a $36,000 advance in place. At the end of the term, Consultant will be entitled to retain the $36,000 as a completion bonus. The Company and Consultant will cooperate in good faith to negotiate any additional retainer requirements. In the event of a termination by the Company under Section 3(c) other than for Good Reason, the Company shall pay Consultant upon such termination all remaining amounts that otherwise would have been payable to Consultant as a minimum monthly payment through the end of the Term (i.e., the balance of the three-year period).

5.     Expenses. All expenses and disbursements incurred by the Consultant in connection with the Consultant's rendering of services under this Agreement will be the sole responsibility of the Consultant; provided, however, the Company will reimburse Consultant, in a manner consistent with the Company's policy regarding travel and entertainment expense reimbursement, for (a) necessary and reasonable out-of-pocket travel expenses, including without limitation airfare, ground transportation, lodging and meal expenses, incurred by Consultant in rendering services to the Company under this Agreement and (b) any other necessary and reasonable expenses which are approved in advance by the Company. The Company and Consultant may also cooperate in good faith to mutually agree and confirm that Consultant will remain a specifically named insured on Company’s relevant insurance policies Consultant must submit an itemized written account and receipts acceptable to the Company within ten (10) business days after the expenses have been incurred with respect to any expenses for which Consultant seeks reimbursement.

6.     Relationship of Parties. The parties acknowledge and agree that all of the services to be provided by Consultant under this Agreement shall be performed by Consultant as an independent contractor, and not as an employee, agent, partner, or joint venturer of Company. Consultant acknowledges and agrees that Consultant is not eligible to participate in any employee benefit plans or programs of the Company; provided, however, nothing herein is intended to affect Consultant's vested rights, if any, as a former employee of the Company in any of the Company's employee benefit plans.

7.     Assumption of Risk. The parties acknowledge and agree that the services to be performed by Consultant under this Agreement are to be performed by Consultant at Consultant's own risk and that Consultant assumes all responsibility for any injuries that may result from Consultant's performance of services under this Agreement.

8.     Taxes. The parties acknowledge and agree that Consultant will be solely and completely responsible for any and all taxes due and owing to any governmental entity or agency (federal, state and/or local) on any monies or compensation received by Consultant from the Company under this Agreement. Consultant will pay all taxes arising from Consultant's receipt of compensation under this Agreement, including, but not limited to, any self-employment taxes, and shall hold the Company and its officers, directors and employees harmless from any liability arising from Consultant's failure to comply with the foregoing provisions of this sentence.

9.     Company Property and Proprietary Rights. All work performed by the Consultant under this Agreement, and all inventions, discoveries, materials, products and deliverables developed or prepared for the Company by the Consultant under this Agreement (collectively, the "Works"), are the property of the Company and all title and interest therein shall vest in the Company and shall be deemed to be a work made for hire and made in the course of the services rendered hereunder. To the extent that title to any such Works may not, by operation of law, vest in the Company or such Works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned by the Consultant to the Company. All such Works shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, patents, copyrights, trademarks, registrations or such other intellectual property protections as may be appropriate to the subject matter, and any extensions and renewals thereof. The Consultant agrees to give the Company and any person designated by the Company, reasonable assistance, at the Company's expense, required to establish or perfect any intellectual property rights relating to any Works. Consultant acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Consultant receives or makes in the course of Consultant's engagement with the Company are and shall remain the property of the Company. Upon the Company's request or upon the termination of this Agreement, Consultant shall immediately deliver to the Company all Works and other materials that Consultant created or received in rendering services under this Agreement. Notwithstanding any other provision of this section to the contrary, this section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed by Consultant entirely on Consultant's own time unless: (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Consultant for the Company.

10.     Non-Disclosure of Confidential Information. As used in this Agreement, the term "Confidential Information" means any and all of the Company's trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company or any of its affiliates, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, pricing information, engineering and technical information, cost information, data compilations, research and development information, business plans, financial information, personnel information, information received from third parties that the Company has agreed to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Consultant in rendering services for the Company. During Consultant's engagement with the Company and thereafter, Consultant will not use or disclose to others any of the Confidential Information Consultant acquires, receives or creates, except (a) in the performance of work assigned to Consultant by the Company, (b) as authorized in writing by the Company, or (c) as required by law or judicial process, provided Consultant promptly notifies the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by the Company to obtain a protective order preserving the confidentiality of the confidential information or trade secrets. With respect to any particular Confidential Information that does not constitute a trade secret, Consultant's confidentiality and non-disclosure obligations under this Agreement shall continue for a period of five (5) years after the termination of Consultant's engagement with the Company for any reason. With respect to any particular trade secret information, Consultant's confidentiality and non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. Consultant agrees that the Company owns the Confidential Information and Consultant has no rights, title or interest in any of the Confidential Information. At the Company's request or upon termination of Consultant's engagement with the Company, Consultant will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Consultant's possession, custody or control. Upon termination of Consultant's engagement with the Company for any reason, Consultant will, if requested by the Company, provide the Company with a signed written statement disclosing whether Consultant has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Consultant's possession, custody or control. Notwithstanding any other provision of this Agreement, Consultant's confidentiality obligations shall not apply to information that becomes generally known to the public through no fault or action of Consultant or others who were under confidentiality obligations with respect to such information.

11.     Separation from Service under Section 409A. It is the parties' intent that the level of services Consultant renders under this Agreement be at a sufficiently low level so as not to negate or otherwise override the "separation from service" that has occurred between Consultant and the Company as of the Employment Termination Date within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulation, 26 C.F.R. § 1.409A-1(h) (collectively "Section 409A"). Accordingly, notwithstanding any other provision or term of this Agreement, in no event will the level of services Consultant performs under this Agreement be more than twenty percent (20%) of the average level of services Consultant performed for the Company over the 36-month period immediately preceding the Employment Termination Date.

12.     Severability. The provisions in this Agreement are separate and divisible, and to the extent any provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. If any particular provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.

13.     Survival of Obligations. Consultant acknowledges and agrees that certain of Consultant's obligations under this Agreement, including, without limitation, certain of Consultant's intellectual property and non-disclosure covenant obligations, will survive the termination of this Agreement and Consultant's engagement, regardless the reason for such termination.

14.     Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties and supersedes and cancels all previous written or oral agreements, understandings or representations relating to the Company's engagement of Consultant to provide services as an independent contractor; provided, however, this Agreement does not affect or supersede the parties' respective rights and/or obligations under any agreements the parties may have entered into in connection with or in the course of Consultant's prior employment with the Company, including without limitation the Employment Agreement. This Agreement may not be amended, supplemented, or modified except by mutual agreement of the parties memorialized in a written instrument signed by Consultant and a duly-authorized officer of the Company.

15.     Successors and Assigns. The Company shall have the right to assign this Agreement to any affiliate or any person or entity that acquires all or substantially all of the business and/or assets of the Company. This Agreement shall inure to the benefit of, and may be enforced by, the Company's successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization. Consultant shall not have the right to assign or delegate this Agreement nor any of his rights or duties hereunder.

16.     Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the United States, if federal law is applicable, and the laws of the State of Delaware (without application of its conflict-of-law principles), if state law is applicable.

17.     Notices. Any notices provided for under this Agreement shall be in writing and shall be deemed given and effective if delivered personally, sent by nationally recognized overnight courier (such as FedEx), sent by registered or certified mail, return receipt requested, with postage prepaid, at the following respective address (or to such other or further address as a party may hereafter designate by like notice):

If to Consultant:

John Nolan

 5614 Connecticut Ave NW, Suite 257

Washington, DC 20015

If to Company:

Determine, Inc.

Attention: Michael Casey

5614 Connecticut Ave NW, Suite 257

Washington, DC 20015

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or overnight express mail shall be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective three (3) days after it is deposited with the postal authority.

18.     Non-Waiver. The failure of any party to insist in any one or more instances upon the performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

19.     Negotiated Agreement. This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party. This Agreement shall be interpreted without any presumption or inference based upon or against the party causing this Agreement to be drafted.

20.     Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one and the same agreement. Signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for execution of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement intending it to be effective as of the date first above written.

COMPANY		CONSULTANT

DETERMINE, INC.

/s/ John Nolan
By:	/s/ Michael Casey	John Nolan
Michael Casey
Chairman of the Board

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